Exhibit 10.1

June 22, 2020

Miguel Lopez

Via email

Dear Miguel,

On behalf of Ribbon Communications Inc. (“Ribbon”) and Ribbon Communications Operating Company, Inc. (“RCOC” and Ribbon and RCOC, together with its affiliates who may employ you from time to time, the “Company”), I am pleased to provide you with this written offer of employment (this “Agreement”) as Ribbon’s Chief Finance Officer, effective as of June 29, 2020 (the “Start Date”). This Agreement is entered into as of the date set forth above and shall be effective as of the Start Date.

1.            Compensation. During your employment with the Company:

(a)  Base Salary. Your initial base salary will be at the annualized rate of $525,000 (your base salary, as may be adjusted from time to time, “Base Salary”), less applicable local, state and federal withholdings, paid in accordance with the Company’s normal payroll practices. Your Base Salary will be subject to review and adjustment by Ribbon’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Committee”) in its sole discretion.

(b)  Annual Bonus. You will be eligible to receive annual variable cash bonus based on achievement of certain corporate and/or individual objectives (“Annual Bonus”). Subject to achievement of such objectives for the applicable year, the target Annual Bonus shall equal seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Committee; provided that any Annual Bonus payable with respect to 2020 shall be pro-rated based upon the portion of the year beginning on the Start Date and ending on December 31, 2020. Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

(c)  Relocation Allowance. Your primary work location will be the Company’s offices in Plano, Texas. You agree to relocate your primary residence within six (6) months following the Start Date to the Dallas, Texas metropolitan area (the date of your actual relocation, the “Relocation Date”). In connection with such relocation, you will be entitled to receive a one-time cash allowance payment in an amount such that, after reduction for applicable income tax withholdings, you receive $50,000 (the “Relocation Allowance”) to support your relocation and assist with moving-related expenses, to be paid on the first payroll date after the Start Date. In the event that your employment is terminated by the Company for Cause or as a result of your resignation for any reason, in each case, prior to the first (1st) anniversary of the Relocation Date or you fail to timely relocate in accordance with this Section 1(c), you will be required to reimburse the Company for the Relocation Allowance within thirty (30) days following your termination of employment or the date of such failure, as applicable. Any amounts that may be owed to the Company pursuant to this Section 1(c) may, to the extent permitted by law, be withheld from any other payments owed to you from the Company. For purposes of this Section 1(c), “Cause” and “Good Reason” shall have the meanings set forth in the Severance Agreement (as defined below).

(e)  Equity Awards. Subject to your commencement of employment on the Start Date and approval by the Committee:

(i)	You will, on July 15, 2020 (the “Grant Date”), be granted restricted stock units (the “Sign On RSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $212,500, calculated consistent with such grants made to similarly situated employees of the Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the Sign On RSUs will vest on the first anniversary of the Grant Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted share unit agreement in the Company’s applicable form in connection with the grant of the Sign On RSUs.

(ii)	You will, on the Grant Date, be granted restricted stock units (the “RSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $393,750, calculated consistent with such grants made to similarly situated employees of the Company. Subject to your active and continuous employment with the Company through the applicable vesting date, the RSUs will vest as follows: (A) 1/3rd of your RSUs on the first anniversary of the Grant Date (the “Initial Vesting Date”); and (B) the remaining 2/3rd of your RSUs vesting in four (4) equal installments on each six (6) month anniversary of the Initial Vesting Date. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted share unit agreement in the Company’s applicable form in connection with the grant of the RSUs

(iii)	You will, on the Grant Date, be granted performance share units (the “PSUs”) that, upon vesting, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to $$393,750, calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a performance share unit agreement in the Company’s applicable form in connection with the grant of the Sign On PSUs.

(iv)	Except as set forth herein, you shall not be entitled to any other equity awards from the Company during the fiscal year ending December 31, 2020. Following the fiscal year ending December 31, 2020, subject to Board or Committee approval, you will be eligible to receive annual equity incentive awards under the Plan at such times, in such amounts and forms, and on such terms as are determined by the Board or Committee, taking into account your role and responsibilities. You will be required to enter into equity award agreement(s) in the Company’s then-applicable form in connection with the grant of any future awards described in this Section 1(e)(iii).

2.            Benefits. During your employment with the Company, you will be entitled to the following benefits:

(a)            You will be entitled to vacation consistent with Company policy and limitations, under which you will initially accrue four (4) weeks of vacation per year beginning on the Start Date;

(b)            You will be entitled to participate as an employee of the Company in all health and welfare benefit plans and receive fringe benefits and perquisites generally provided to similarly situated employees of the Company in accordance with applicable Company plan, policy or program, which currently include group health, life and dental insurance, and a 401(k) plan.  Notwithstanding the foregoing, the Company retains the right to change, add or cease any particular compensation or benefit for its employees in its sole discretion; and

2

(c)            The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

3.            Employment Relationship. The Company’s obligations under this Agreement are contingent upon your satisfactory completion of our pre-employment reference check and background check investigation and your verification of your identity and employment eligibility. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, subject to compliance with the Severance Agreement. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. As the Company’s organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above.

4.            Termination and Eligibility for Severance. The parties acknowledge and agree that they will enter into a severance agreement in substantially the form attached hereto as Attachment 1 (the “Severance Agreement”) on the Start Date. Except as set forth in the Severance Agreement, you will not be entitled to any severance or other termination payments or benefits from the Company or any of its affiliates.

5.            Previous Employment. By accepting employment with the Company, you represent the following: (a) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you; (b) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (c) you are not currently party to or bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement or other agreement with a previous employer or any other party which could impair or interfere in any manner with your ability to fully satisfy your obligations and duties hereunder.

6.            Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to the Confidentiality, Non-Competition and Assignment of Inventions Agreement, as set forth on Attachment 2 hereto. This attached agreement must be signed and returned to the Company as soon as practicable following the Start Date.

7.            Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

8.            General.

(a)	This Agreement, together with the agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral (including, without limitation, that certain offer letter by and between RCOC and you, dated as of June 9, 2020).

3

(b)	This Agreement and your employment are contingent upon the Company’s standard onboarding processes, which may include background and reference checks and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s reasonable request to facilitate these processes (if any).

(c)	This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(d)	The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(e)	This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, the Company may assign its rights and obligations hereunder and, in the event of such assignment, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall be solely obligated to discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(f)	All notices shall be in writing and shall be delivered personally (including by courier), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Ribbon Communications Legal Department, 3605 E. Plano Parkway, Plano, Texas 75074, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(g)	Arbitration.

i.	Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the county where you performed your principal work duties for the Company, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. You acknowledge receipt of the applicable AAA Employment Arbitration Rules and Mediation Procedures which may be found at the AAA website here https://www.adr.org/Rules. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

4

iii.	The fees and expenses of the arbitration will be borne as provided in the AAA Costs of Arbitration section, and each party will bear the fees and expenses of its own attorney, unless the arbitrator finds that a statutory award of attorneys’ fees and/or costs is appropriate.

iv.	The parties waive their rights to a class or collective action. The parties agree that claims may not be joined, consolidated, or heard together with claims of any other current or former employee of the Company or other third party.

v.	The parties agree that this Section 8(g) has been included to resolve any disputes between them with respect to this Agreement or your employment, and that this Section 8(g) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order and other than claims for unemployment insurance benefits or workers compensation benefits or other claims which by law cannot be subject to a mandatory arbitration agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a class or collection action or a trial by jury in or with respect to such litigation.

vi.	The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof; notwithstanding the foregoing, nothing herein shall restrict you from communicating with a government agency or engaging in protected concerted activity that cannot be waived by such an agreement not to disclose.

(h)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

(i)	The Company is an equal opportunity employer.

9.            Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

5

Sincerely,

/s/ Bruce McClelland
Bruce McClelland
On behalf of Ribbon Communications Inc. and Ribbon Communications Operating Company, Inc.

Accepted as of the first date set forth above by:

/s/ Miguel Lopez
Miguel Lopez

Signature Page to Employment Letter

Attachment 1

Severance Agreement

[filed separately]

Attachment 2

Confidentiality, Non-Competition, Non-Solicitation And Assignment of Inventions Agreement

[see attached]

Attachment 2

Confidentiality, Non-Competition, Non-Solicitation

And Assignment of Inventions Agreement

In consideration for my employment by Ribbon Communications Operating Company, Inc., a wholly owned subsidiary of Ribbon Communications Inc., (referred to herein as “Ribbon” or the “Company”), the promises the Company makes in this Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.            Recognition of Company’s Rights; Non-Disclosure. I understand and acknowledge that the Company possesses Proprietary Information (defined below), which the Company agrees to disclose to me in exchange for my covenants under this Agreement. I acknowledge and agree that the Company’s Proprietary Information (1) is secret and not a matter of knowledge in the industry; (2) gives the Company an advantage over competitors who do not know or use the Proprietary Information; (3) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Proprietary Information; and (4) is a valuable and special and unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information, directly or indirectly, at any time in the future except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless an executive member of the Company or the Board of Directors of the Company expressly authorizes such disclosure in writing. I understand that notwithstanding the foregoing, nothing in this Agreement prohibits me from communicating with government agencies or participating in government agency investigations or proceedings, and nothing herein limits my right to receive an award for information provided to the Securities and Exchange Commission. I understand that I am not required to notify the Company of any such communications; provided however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to attorney client privilege.

I hereby assign to the Company any rights I may have or acquire in the Company’s Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and in any event must be returned to the Company upon my separation date, and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company. Proprietary Information does not include information that (i) is or becomes known to the public, other than as a result of my disclosure in violation of this Agreement or of any other person’s breach of a legal or contractual obligation to the Company, or (ii) was known by me prior to my employment with the Company and not as a result of anyone else’s breach of a legal or contractual obligation.

I understand and acknowledge that my non-disclosure obligations described above are subject to the following immunity provisions of the Defend Trade Secrets Act of 2016:

I.	Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:

(A)	is made

(i)	in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii)	solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

II.	Use of Trade Secret Information in an Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:

(A)	files any document containing the trade secret under seal; and

(B)	does not disclose the trade secret, except pursuant to court order.

2.            Specialized Training and Knowledge. During my employment the Company will provide me with specialized training and knowledge regarding the Company’s Proprietary Information as well as regarding the Company’s specific operations, products and services. I recognize the value of this training and knowledge and agree that it is a material benefit to me. I acknowledge and agree that I have not previously received this training and knowledge from the Company, and that I would not receive this training and knowledge from the Company but for my signing of this Agreement.

3.            Third Party Information. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, directly or indirectly, at any time in the future, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

4.            Assignment of Intellectual Property.

(a) I hereby assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts and other intellectual property (and all Proprietary Rights with respect thereto) (collectively, “Intellectual Property”), whether or not patentable or registrable under patent, copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, (i) at the direction of the Company, (ii) during the performance of my duties of employment, (iii) on Company time, (iv) using Company’s equipment, materials, supplies, facilities or Proprietary Information, or (v) that, at the time of conception, authorship, development, or reduction to practice of the Intellectual Property, relate to the business of the Company as conducted (or as proposed to be conducted) or the actual or demonstrably anticipated research or development of the Company, during the period of my employment with the Company. The only Intellectual Property excluded from this provision are those which are set forth in Exhibit A to this Agreement, or the assignment of which are prohibited pursuant to applicable law. I have attached, as Exhibit A, a list specifically describing all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property that:

(i)            I made, alone or jointly with others, prior to employment with Company;

(ii)            belong to me, in which I have an ownership interest, or which are owned in whole or in part by another company, organization, or other entity of which I have an ownership interest; and

(iii)         are not assigned to Company (collectively, "Retained Intellectual Property");

provided that if no such list is attached, I represent that there is no such Retained Intellectual Property.

To preclude any possible uncertainty, I have also set forth on Exhibit A attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, in which I have assigned my ownership interest to a third party and that I wish to have excluded from the scope of this Agreement; provided that if no such list is attached, I represent that there are no such inventions. If disclosure of any such invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such inventions in Exhibit A but am to describe such invention with as much specificity as possible without violating any prior agreement and state that additional information has been withheld for that reason.

All Intellectual Property assigned to the Company by this Section 4 is hereinafter referred to as “Company Intellectual Property.”

(b)            If in the course of my employment with the Company, the Company incorporates into any Company product, process or machine any Retained Intellectual Property, I hereby grant and the Company shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, create derivative works of, improve, use, import, export, and sell such Retained Intellectual Property as part of or in connection with such product, process or machine. I agree to and do hereby assign to Company any and all right, title, and interest in and to any and all modifications, improvements, and other derivative works made by or on behalf of Company to any such Retained Intellectual Property that is licensed to Company pursuant to this Section 4, and thus any and all such modifications, improvements, and other derivative works are deemed Company Intellectual Property.

(c)            I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright (“Works”) are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). If for any reason any such Works or any part thereof would not or cannot be considered a “work made for hire” under applicable law, I agree to and do hereby sell, assign, and transfer to Company, its successors and assigns, the entire right, title and interest in and to the copyright in such Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating that Work, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world. I hereby waive, as against Company, its successors, assigns and licensees, all moral rights which I have or acquire in respect of all such Works. I agree to enforce the moral rights as against others as directed by and at the cost of Company or its successor-in-title of the copyright in the Works.

(d)            I acknowledge and agree that the Company is not obligated to commercialize any Company Intellectual Property, and that if I desire to independently commercialize any of said Company Intellectual Property, I must request and obtain a written license from the Company beforehand, which license request may be declined by the Company in its sole discretion.

5.            Enforcement of Proprietary Rights. During my employment and after my separation from the Company for any reason whatsoever, I agree that I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Intellectual Property, including without limitation inventions, in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In addition, the Company will provide me with reasonable notice of the need for assistance when feasible and agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by me when possible.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.            Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Intellectual Property, including without limitation inventions. In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

7.            Other Activities; Non-Solicitation; Non-Compete; Non-Disparagement.

In consideration for the Company’s promises to disclose its Proprietary Information to me and to provide me with specialized training and knowledge, and as part of the agreement between the Company and me regarding the Company disclosing its Proprietary Information to me and providing me with specialized training and knowledge and in consideration for my employment or continued employment and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I agree as follows:

(a)           During the term of my employment and for a period of one (1) year after my employment with the Company is terminated for any reason whatsoever, I will not directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type: (i) hire, solicit, assist, aid, induce, or in any way encourage any then-current employee or consultant of the Company or any affiliate or subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary or affiliate; (ii) hire or solicit the services of any former employee or consultant of the Company or any affiliate or subsidiary of the Company whose employment has been terminated for less than six (6) months prior to such hire, solicitation, or attempt to hire or solicit; and/or (iii) induce or attempt to induce any other then-current employee of Company to work for, render services or provide advice to or supply Proprietary Information belonging to Company to any person or entity other than Company.

(b)           During the term of my employment, and for a period of one (1) year after my employment with the Company is terminated for any reason whatsoever, I will not, directly or indirectly, for my own benefit or the benefit of any other person or entity, compete with the business of the Company or its successors or assigns in Massachusetts, Texas or in any other state in the United States (including, without limitation, all parishes and municipalities of Louisiana set forth on Exhibit B to this Agreement), or in any country in the world where the Company conducts material business or where the Company has taken active steps to commence conducting business; provided that I shall be permitted to acquire a passive stock or equity interest in such an entity provided the stock or other equity interest acquired is not more than one percent (1%) of the outstanding interests in such entity. The term “not compete” as used herein means that I will not directly or indirectly, as an owner, manager, officer, director, employee, consultant, or stockholder, own, operate, manage, or engage in, or prepare to do any of the foregoing activities with respect to a business substantially similar to or competitive with the business of the Company or such other business activity in which the Company may substantially engage during the term of my employment.

(c)            During the term of my employment, and for a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type: (i) solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company in order to provide or offer to provide any products or services that are similar to or otherwise competitive with any products or services provided or that could be provided by the Company; (ii) assist, induce or encourage, or attempt to assist, induce, or encourage any Customer of the Company to reduce or cease doing business with the Company; and/or (iii) influence a Customer to divert its business to any competitor of the Company or otherwise damage or negatively interfere or attempt to damage or negatively interfere with the Company’s relationship with a Customer in any way. For purposes of this Section 7(d), “Customer” shall mean any company or business entity that the Company had contact with or performed services for during the last twelve (12) months of my employment with the Company.

(d)            I agree that following the termination of my employment with the Company, I will not access the Company’s computer systems, download files or any information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer systems.

(e)            I agree that if I should later claim any portion of Section 7 is unclear, unenforceable, overbroad or inapplicable to any activity in which I intend to engage, I must notify the Company, in writing, of my position at least fourteen (14) calendar days before engaging in such activity. During the 14-day period, I must meet face-to-face with the Company’s authorized representative, in good faith, to discuss resolution of the issue. A mediator may be hired, at the Company’s expense, to facilitate the discussion. If I fail or refuse to comply with this conflict resolution provision, I waive my right to challenge the scope, clarity, applicability, breadth or enforceability of Section 7 and all of its restrictions. However, all of my rights will be reserved if I comply with this provision even if no agreement is reached during the conference. Notwithstanding the foregoing provisions of this Section 7, nothing herein shall prevent the Company from seeking and obtaining immediate injunctive relief under Section 10, with or without prior notice to me, from any court of competent jurisdiction, prior to conducting the face-to-face meeting provided for herein.

(f)            I agree that during and following the term of my employment with the Company, I will not make any private or public statements or comments about the Company and/or its products, services, practices, directors, officers, agents, representatives, or equity holders in any form, oral, written or electronic, which could constitute libel, slander, or disparagement or which may be considered to be derogatory or detrimental to the name or business reputation of the Company and/or its products, services, practices, directors, officers, agents, representatives, or equity holders; provided, however, that the terms of this subparagraph shall not apply to truthful statements required of me or protected by law and/or communications between me and my spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.

8.            Third-Party Agreements and Rights. I represent that I am not bound by the terms of any agreement with any previous employer or other party which restricts in any way my use or disclosure of confidential and proprietary information belonging to a previous employer or another party or which will restrict in any way my performance of any job duties, except as I have disclosed in Exhibit C to this Agreement prior to its acceptance by the Company; provided that, if no Exhibit C is attached, I represent that there are no such third party agreements. I have delivered to the Company true and complete copies of any agreements listed on Exhibit C, if any. I represent to the Company that my execution of this Agreement, my employment with the Company and the performance of my duties for the Company will not violate any obligations I may have to any previous employer or other party. In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

9.           Return of Company Documents and Equipment. I agree that when my employment is terminated for any reason or earlier upon the Company’s request, I will immediately return all Company owned equipment and documents (paper and electronic) to the Company including, but not limited to, drawings, notes, memoranda, specifications, devices, and formulas, together with all copies thereof, and any other material containing or disclosing any Company Intellectual Property, including without limitation any inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any Company property, including computers and communications systems, situated on the Company’s premises or which I am given or have access to in furtherance of my employment, including disks and other storage media, filing cabinets or other work areas, email communication, and Internet access, is subject to inspection by Company personnel at any time for any reason with or without notice.

10.         Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company and because any breach of the covenants under Section 7 would likely result in irreparable damage to the Company for which remedies at law would likely be inadequate, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond (or other security) and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.         Authorization to Notify New Employer. I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company for any reason whatsoever.

12.         Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

If to the Undersigned:

Most recent address on Company’s records.

If to the Company:

Ribbon Legal Department
3605 E. Plano Parkway
Plano, Texas 75074

13.         General Provisions.

(a)          Governing Law. This Agreement will be governed by and construed according to the laws of the state where I carry out my principal duties for the Company without regard to conflicts of law principles of any jurisdiction.

(b)          Arms’ Length; Mutual Agreement. All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

(c)            Arbitration.

i.	Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the county where you performed your principal work duties for the Company, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. You acknowledge receipt of the applicable AAA Employment Arbitration Rules and Mediation Procedures which may be found at the AAA website here https://www.adr.org/Rules. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	The fees and expenses of the arbitration will be borne as provided in the AAA Costs of Arbitration section, and each party will bear the fees and expenses of its own attorney, unless the arbitrator finds that a statutory award of attorneys’ fees and/or costs is appropriate.

iv.	The parties waive their rights to a class or collective action. The parties agree that claims may not be joined, consolidated, or heard together with claims of any other current or former employee of the Company or other third party.

v.	The parties agree that this Section 13(c) has been included to resolve any disputes between them with respect to this Agreement or your employment, and that this Section 13 (c) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order and other than claims for unemployment insurance benefits or workers compensation benefits or other claims which by law cannot be subject to a mandatory arbitration agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a class or collection action or a trial by jury in or with respect to such litigation.

vi.	The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof; notwithstanding the foregoing, nothing herein shall restrict you from communicating with a government agency or engaging in protected concerted activity that cannot be waived by such an agreement not to disclose.

(d)            Modification/Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

(e)            Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supersedes and merges all prior discussions between us with respect to the subject matter hereof.

(f)            Acknowledgement. By executing this Agreement, I agree and acknowledge that: (i) as used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant or contractor; (ii) I am not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; and (iii) I knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. The parties stipulate that each party is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

(g)            Severability.

(i)	I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(ii)	I understand and agree that Sections 1, 4 and 7 of this Agreement are each to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 1, 4 or 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable; provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 1, 4 or 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In the event a court determines that I have violated one of the post-employment, time-limited restrictions contained in Section 1, 4 or 7, then the time-limitation for the violated restriction shall be extended by one day for each day I am found to be in violation up to a maximum of one year.

(h)            Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns. I may not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void. I agree that the Company may freely assign or otherwise transfer this Agreement, including without limitation to any successor in interest of the Company, whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process.

(i)             Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(j)             Employment. My employment is and shall remain at all times “at -will,” and nothing in this Agreement is intended to or shall be interpreted to modify the at-will nature of my employment relationship with the Company. The “at-will” nature of my employment relationship can only be modified by an express written agreement signed by both an executive officer of the Company and me.

(k)            Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(l)             Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

I UNDERSTAND THAT THIS AGREEMENT, INTER ALIA, AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, PROHIBITS ME FROM COMPETING WITH THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON, AND PROHIBITS ME FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

PURSUANT TO THE TERMS ABOVE, I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A AND EXHIBIT C TO THIS AGREEMENT.

Dated: June 22, 2020.

Signature of Employee:	/s/ Miguel Lopez

Printed name of Employee:	Miguel Lopez

Address of Employee:

ACCEPTED AND AGREED TO BY THE COMPANY:

By:	/s/ Bruce McClelland

Name:	Bruce McClelland

Title:	President and CEO